Exhibit 99.1

Question and Answer Transcript from August 24, 2005 Conference Call

(First Caller):	Good afternoon, guys. Thanks for taking my call and congrats on another solid quarter.

Pete Stevenson:	Thanks. How are you doing?

(First Caller):

Good, thanks. I wanted to get an idea about capital expenditures particularly as it relates to NEON. Obviously there was a big bump in CAPEX last quarter (unintelligible) going to NEON. Do you expect that level of CAPEX to continue? And I guess going further, is that indicative of a demand for their services?

Bob Dennerlein:	We anticipate probably spending in the range of about $1.2 million a month from now through the balance of the fiscal year.

Pete Stevenson:

I would also add, the opportunities we have for CAPEX are purely driven by what our customers are requiring. So for example, we know we have some large opportunities in the market place in what we’re calling our NEON group that we can’t always predict when the customers are actually going to sign the contract.

So we have actually seen demand show up earlier in the year than what we had actually anticipated which I think has also impacted some of the capital expenditure numbers that we’re seeing.

(First Caller):	Right. Most of that is coming from growth in the wireless side?

Pete Stevenson:

Yeah, we’re continuing to see strong demand in the cellular companies that are transforming themselves from just cellular providers of minutes for voice into adding a lot more value added services that consume a lot more bandwidth.

And what they like about us is they believe our pricing is very competitive. They know our designs are very creative and they know that we’ll work with them in terms of how the contract is structured. And when all that boils down to, you know, when can you get it to me, they know we can deliver it to them faster than what the other alternatives are in the markets that we serve.

(First Caller):	Okay. And if I could follow up with a question regarding churn?

Pete Stevenson:	Yep.

(First Caller):

I’ve noticed the last couple of quarters new contracts have been churning higher. But last quarter it was still up but only about half of the level it was the previous quarter. Was there any seasonality behind that?

Pete Stevenson:	Largely where that was coming from, if I think I know where your question is coming from, is in the kind of the hosting group.

(First Caller):	Right.

Pete Stevenson:

In its entirety. As we were doing our power upgrade in California, and we also did one - we commenced it at the end of December, beginning of January in our New York region - we had demand but we were cautious in bringing in too many customers while we were balancing a power upgrade.

So we’re expecting to actually see us getting back to the levels where we were prior to the implementation of the power upgrades that took place in the prior quarters.

(First Caller):	Okay, great. Thanks a lot guys.

Pete Stevenson:	You’re welcome.

Operator:	Your next question comes from the line of [name of caller].

Second Caller:	Hi, guys. How are you doing?

Pete Stevenson:	Good.

Bob Dennerlein:	Good.

Second Caller:

Congrats on getting the deal closed finally. I’ve got a number of questions. First I wanted to drill down on EBITDA. I guess you said EBITDA was 2.2. To get to a cash EBITDA number on a normalized basis, should we back out the $1.3 million in dark fiber and add back $400,000 in the foreign currency benefit? And I guess you said it was a $100,000 service credit in London?

I don’t mean add back the foreign currency benefit, but take out the benefit and add back the service credits. So I get to basically several hundred thousand in recurring cash EBITDA?

Bob Dennerlein:	I think what you end up with, is a combined EBITDA on a monthly run rate of, you know, about $1 million at this point.

Second Caller:	Okay, I’ll drill down offline.

Bob Dennerlein:	Yeah.

Second Caller:

Pete, you said that you are pruning customers. I guess we can see that obviously in the customer count being down but also products. Should we look for you to possibly get out of your internet access business completely? It looks like that was kind of a source of weakness and the other product lines were strong.

Is that something you’re looking at or is it too early to tell?

Pete Stevenson:

We have under evaluation our entire pricing and where we’re spending our time with respect to certain product segments. And I can tell you that the internet access piece to us is really not a critical component for us going forward.

One of the things we’re doing while we still have that business attached to us is we’re increasing pricing. So if customers want to remain with us they’re going to pay. If they don’t want to remain with us they’ll churn out.

But similar to what we did in DSL where we provided a lot of scrutiny on non-core products, the T-1 access business for customers that are stand alone T-1 customers probably don’t fit squarely into our sites here.

I do want to just add one comment with respect to the increase in pricing that I alluded to both in the co-location and also in the network pieces. We’re actually finding that the market is accepting of it. And we’re sitting here saying to ourselves, “Well maybe we should have done it a little bit earlier.” But it was a judgment call as to whether we actually should have done it and I think we’ll see what happens as time unfolds in the direct access market.

Second Caller:

Okay, I’ve got a couple more if I may. I was a little bit surprised at the stand alone Globix operating loss considering, you know, how much work you guys have put into turning around stand alone Globix. Am I just reading it wrong? Was there some sort of reallocation of costs or is stand alone Globix, is it a source of drag right now? What can you do to clean that up?

Just for example, reading your Q, the Q said that - and I can’t find it right now.

Bob Dennerlein:	The stand alone Globix has most of the corporate costs in it.

Second Caller:	Right. That’s what I was assuming.

Pete Stevenson:	Yeah.

Second Caller:

Alright, one last question. Total data center square footage - I think you said 150 but if I recall, Globix had more than that. So what is the total amount of co-location space that you have and what is your utilization across both Globix and NEON? Even a rough number would be fine.

Pete Stevenson:

Yeah. The data center space that we’ve got - let me define it - is inclusive of our London data centers, our New York data center, our Atlanta data center, and our Santa Clara data center. But when we put Globix together with NEON, we also picked up additional facilities that NEON had that you would consider for investment to turn that into hosting centers and those are the nine that we talked about.

We’ve taken three so far and actually added on top of them. And we break them down into, you know, Tier 1 and below Tier 1 data centers. We’ve got a little over 50,000 square feet in Tier 1 data centers and about 90,000 to 95,000 square feet in I call it the NEON type facilities.

And what we’re doing with those facilities is on an opportunistic basis taking customer contracts and where it makes sense to make an investment we’re putting that into a facility and calling it now a facility available for data center space.

In terms of utilization, we typically haven’t published that information because I think we’re trying to make sure we’re looking at utilization the right way. In the past you would look at utilization on a square foot basis. The data center, at least in the co-location business, starts to look at utilization on an available power basis.

And as we move from going from a co-location set of revenues that exist in our business to a managed hosting footprint, we’re actually going to see an improvement of our utilization. So I really don’t want to put that out yet until we have that number in place.

Second Caller:	Alright. Thanks a lot, guys.

Pete Stevenson:	Alright, thanks.

Operator:	Once again, if you would like to ask a question, please press star 1 on your telephone keypad. Your next question comes from the line of [name of caller].

(Third Caller):	Good afternoon. This is [name of caller].

Pete Stevenson:	Hi.

(Third Caller):	Hi. One thing that would be very useful, could you give a little bit more flavor on some of the pricing trends you’re seeing in the market, specifically in the hosting and co-location segments?

Pete Stevenson:

We are, at least in co-location, we are de-emphasizing co-location in terms of new customers being brought in. So the comments that I can give you center around the existing co-location customers that we’ve got and what we’re doing with them.

Principally we are finding that existing co-location customers have brought in some new technology in blade servers as well as have maybe increased the amount of servers that they have in their co-location footprint and are beginning to demand more power from us.

What we’ve decided to do is to move away from a price per square foot and into a price per kilowatt arrangement. In some cases with our customers, we are actually increasing our pricing somewhere between two and three times what they’re currently paying.

And what we’re finding in terms of response from the customer is a willingness to do that, to pay us because they realize that the cost to move is much greater than the incremental costs that they’re going to pay. I also think that we’re finding that the disruption factor inside of a customer is something that’s pretty material.

But I don’t want to have you think for a minute that we don’t lose some customers along the way which we’re not completely troubled by. Because of our focus on managed infrastructure we’re finding that we are getting customers with higher RPUs per kilowatt and higher RPUs per kilowatt measured with square foot that will back fill those customers and free up power to allow us to increase the overall revenues and margins that we drive out of the data center.

So we’ve seen an increase. We’re looking at customers that are paying us, you know, $2,500 per kilowatt on an average basis. That’s where we’re targeting.

We’re also finding that, at least in the bandwidth, the IP bandwidth side of things, that we are seeing a stabilization of price in the 1 to 50 megabit range. We are not focusing in on customers that are looking for, if you will, wholesale bandwidth that could go to a Level 3 or an AT&T to get that. And I would put that in the 500 mg to the 1 gig price range which is where we typically find there’s an enormous price pressure.

So if you segment the business where we are between the target of where we are with 1 to 50 megabits, you know, we’re looking at prices that are between $175 and $250 a meg is able to hold in the market place.

(Third Caller):	Great. And a quick follow up - what other factors do you see differentiating Globix from competitors in terms of bringing new customers on line today?

Pete Stevenson:

I think when you look at our combined capabilities of hosting and security services, our turnkey operations and providing a managed infrastructure that we can talk about the enterprise market for just a minute. Customers are turning to us because we’re becoming a one source solution to them.

We have very talented and qualified people in the company that create a relationship with the customer and the customer at that level doesn’t want to be in the business of managing their infrastructure. They want to go to somebody that can do it for them and not worry about whether it’s going to work or not.

Of course we have to be price competitive, but I will tell you that on certain deals we just walk away if in fact it doesn’t meet our margin thresholds. Typically, I think Bob mentioned before, if we have a deal that can be brought in and it falls out of our broad framework of 12 to 18 months return on investment, we’re probably walking away from that deal.

We’d much rather have a more profitable deal. And I think customers are understanding that. They don’t want to go to a company that’s going to be in distress. They want to go to a company that at least, you know, has a fair price but at the same time has the ability to service them.

In our network services group, we win deals because of a variety of reasons. One is certainly all the relationships that we’ve built over the last several years in the carrier market. Our teams have just done a marvelous job in creating not just only relationships because of the way we deliver our services but at the end of the day you end up having personal relationships with your customers.

So that’s something that’s been important. The other thing is that as our footprint has continued to grow we have been able to offer more connection points to customers. So when they’ve already got services with us they come back to us because we find ourselves in the poll position to at least be able to quote on a service. And based on our relationships that we’ve built based on this geographic coverage of our network and then also our consistent ability to deliver we find ourselves in a good competitive situation.

I would highlight for you that in our optical network footprint we not only provide Tier 1 to Tier 1 connectivity, say Boston to New York, New York to Philly, Philly to Washington, or anywhere on that corridor, but we also have a substantial footprint that reaches out into Tier 2 and Tier 3 markets. And those are typically places that weren’t built by other carriers or providers.

So if a customer wants to get connectivity say from Burlington, Vermont down to Boston with the growth out into, you know, other sections of Massachusetts, say Springfield, Massachusetts, and then have connectivity down into New York, it’s typically either us or Verizon that they’re going to turn to.

And we find that given our responsiveness and the relationships that we’ve built, we typically end up getting those deals from those customers when they have requirements.

(Third Caller):	Great, thank you.

Pete Stevenson:	You’re very welcome.

Operator:	At this time there are no further questions. Mr. Stevenson, are there any closing remarks?

Pete Stevenson:

I think I’ve given my closing remarks earlier. I would like to thank everybody for participating on our call. I’ll leave you with the fact that we, upon leaving this call, will be getting right back to work and focusing in on making sure we have a solid Q4 for the corporation.

I’d like to thank you all for your time. Have a great day.

Operator:	Thank you. This concludes today’s Globix 2005 Third Quarter earnings conference call. You may now disconnect.